Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF THE

SERIES A CONVERTIBLE PREFERRED STOCK OF

LAZYDAYS HOLDINGS, INC.

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

Lazydays Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of six hundred thousand (600,000) shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on March 15, 2018, filed a Certificate of Designations with respect to the Preferred Stock in the office of the Secretary of State of the State of Delaware.

2. That no shares of the Preferred Stock are outstanding and no shares of the Preferred Stock will be issued subject to such Certificate of Designations.

3. That the Board of Directors of the Company has adopted the following resolutions:

RESOLVED, that as of the consummation of all of the exchanges of the shares of the Company’s Series A Preferred Stock for the Company’s Common Stock, no shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock will be issued subject to the Certificate of Designations of Series A Convertible Preferred Stock, Par Value $0.0001 per Share, of the Company, as filed with the Secretary of State of the State of Delaware on March 15, 2018 (the “Series A COD”), upon which all matters set forth in the Series A COD with respect to the Series A Preferred Stock be eliminated from the Company’s Certificate of Incorporation; and

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized, empowered and directed to prepare or cause to be prepared and to execute a Certificate of Elimination, in the form presented to the Board (the “Certificate of Elimination”), and to file or cause to be filed the Certificate of Elimination with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Series A COD with respect to the Series A Preferred Stock shall be eliminated from the Company’s Certificate of Incorporation.

4. That, accordingly, all matters set forth in the Certificate of Designation with respect to the Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation of the Company, as heretofore amended.

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IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer on December 30, 2024.

Lazydays Holdings, Inc.

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Office:	Interim Chief Executive Officer

 SIGNATURE PAGE TO CERTIFICATE OF ELIMINATION